FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Donald Takaya (415) 896-6820 dsherk@evcgroup.com dtakaya@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Closes Acquisition of Oncobionic

Company Will Now Move to Provide 20 IRE Systems to
Soft Tissue Ablation Thought Leaders

QUEENSBURY, NY (May 13, 2008) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that it has completed the acquisition of Oncobionic pursuant to the terms of the definitive agreement entered on October 12, 2006.  The closing of the acquisition comes as a result of successful initial use of Oncobionic's irreversible electroporation (IRE) technology in the first human clinical trial for the treatment of soft tissue, conducted during the first week of April 2008.

“The closing of the Oncobionic acquisition is a significant landmark for our Company as we build upon on our reputation of providing breakthrough innovative technology, while diversifying our business lines and strengthening our strong IP portfolio," said Eamonn Hobbs, President and CEO of AngioDynamics. “While the U.S. trial for soft tissue is continuing, a second clinical trial in Italy has received Institutional Review Board approval and is expected to begin in June.  Our next milestone includes providing 20 IRE systems to thought leaders in the soft tissue ablation field, who will begin using the systems to treat patients and develop additional clinical data on the technology. We expect to place all 20 systems by the end of August 2008.”

On April 24, AngioDynamics announced that the first human clinical use employing IRE to ablate soft tissue was completed successfully based on analysis of biopsies performed on five patients two weeks following their treatment.  The biopsies taken from the treated patients’ prostates were normal and the patients had no reported side effects.

Under the agreement, AngioDynamics has acquired Oncobionic for a total purchase price of $25.4 million, including approximately $400,000 of assumed liabilities.  A deposit of $5 million was paid in October 2006 and $10 million was paid at the Closing on May 9, 2008. An additional $5 million is due in November 2008 and the final installment of $5 million will be paid in November 2009.

About Irreversible Electroporation

Irreversible Electroporation (IRE) is a non-thermal tissue ablation technique in which electrical fields are used to create nano-scale defects in a cell’s membrane, which causes cell death only in the targeted tissue, without destroying critical structures such as ducts, blood vessels and nerves.  A research team headed by Boris Rubinsky, Distinguished Professor of Bioengineering at the University of California, Berkeley, invented the IRE technology used in the ongoing trials.  The technology was exclusively licensed by the University of California to Oncobionic for commercial development.   With the close of the acquisition of Oncobionic, AngioDynamics has taken ownership of the exclusive license along with a developing portfolio of Intellectual Property in the area of IRE.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to consummate the purchase of the Diomed businesses described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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